                                                                     EXHIBIT 8.1


                               BAKER BOTTS L.L.P.
                                One Shell Plaza
                                 910 Louisiana
                              Houston, Texas 77002
                                  713.229.1234
                                Fax 713.229.1522



August 3, 2001



Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, TX 77057

Ladies and Gentlemen:

         We are acting as counsel for Pride International, Inc., a Louisiana corporation ("Pride") in connection with (i) the merger of Marine Drilling, Inc., a Texas corporation ("Marine") with and into AM Merger, Inc., a Delaware corporation ("AMI"), as described in the Merger Agreement dated as of May 23, 2001 among Pride, PM Merger, Inc., a Delaware corporation ("PMI"), Marine, and AMI (the "Merger Agreement"), (ii) the subsequent merger of Pride with and into PMI, as described in the Merger Agreement (together, the "Mergers") and
(iii) the preparation and August 3, 2001 filing of the Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement includes the proxy statements of Pride and Marine and the prospectus of Pride and PMI (together, the "Joint Proxy Statement/Prospectus").

         Subject to (1) the assumption that the Mergers will be carried out as described in the Joint Proxy Statement/Prospectus, (2) the assumptions and qualifications set forth in the discussion in the Joint Proxy Statement/Prospectus at "THE MERGERS - Certain United States Federal Income Tax Consequences - Scope of Discussion," and (3) the assumption that the opinion of our firm described in the Joint Proxy Statement/Prospectus at "THE MERGERS - Certain United States Federal Income Tax Consequences - Tax Opinions" shall be delivered as there described, we hereby confirm the opinions of our firm that are attributed to us in the Joint Proxy Statement/Prospectus at "THE MERGERS - Certain United States Federal Income Tax Consequences" under the subheadings "Treatment of the Pride Shareholders, Including the Former Marine Shareholders, as a Result of the Reincorporation Merger" and "Treatment of Pride and Marine on the Transfer of Their Respective Assets in the Mergers." We express no other opinion as to the United States federal, state, local or other tax consequences of the Mergers.

         This letter is furnished to you solely for use in connection with the Mergers and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents) without our express written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our

BAKER BOTTS L.L.P.                     2                          August 3, 2001
Pride International, Inc.



name in the Joint Proxy Statement/Prospectus at "THE MERGERS - Certain United States Federal Income Tax Consequences" and "LEGAL MATTERS." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.



                                                     Sincerely,



                                                     BAKER BOTTS L.L.P.